CUSIP No. 034754101

Exhibit I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Angie’s List, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 13th day of February, 2013.

TRI VENTURES, INC.

By:	/s/ John H. Chuang
John H. Chuang

TRI INVESTMENTS LLC

By:	TRI Ventures, Inc., Manager

	By:	/s/ John H. Chuang
John H. Chuang

/s/ John H. Chuang
John H. Chuang

/s/ Steven M. Kapner
Steven M. Kapner

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